Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, D.C. 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Announces the Election of Nicole S. Jones and Stephen C. Robinson as Independent Directors

Washington, D.C., March 22, 2022 — FTI Consulting, Inc. (NYSE: FCN) today announced that its Board of Directors (the “Board”) elected Nicole S. Jones and Stephen C. Robinson as directors of the Company, effective March 22, 2022. Ms. Jones and Mr. Robinson join the Board as independent directors, following the action of the Board to increase its overall size to 10 directors from eight directors.

Ms. Jones, age 52, has been Executive Vice President and General Counsel of Cigna Corporation (“Cigna”), a multinational managed healthcare and insurance company, since 2011. During 2010, Ms. Jones served as Senior Vice President and General Counsel for Lincoln Financial Group (“Lincoln Financial”), a holding company operating insurance and investment management businesses. Prior to joining Lincoln Financial, from 2006 to 2010, Ms. Jones held various other positions with Cigna, including Deputy General Counsel, Corporate Secretary and Chief Counsel of Domestic Health Service, Securities and Investment Law. Ms. Jones has also held roles in corporate law departments at Johnson & Johnson, a multinational corporation that develops medical devices, pharmaceuticals and consumer packaged goods; MCI, Inc., a telecommunications company acquired by Verizon in 2015; and International Paper Company, a pulp and paper corporation.

Mr. Robinson, age 65, is a retired Partner of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), a multinational law firm. Mr. Robinson joined Skadden in 2010 and practiced in its litigation department with a focus on government enforcement and white-collar crime until his retirement in 2021. Mr. Robinson previously served as a federal judge for the U.S. District Court for the Southern District of New York from 2003 to 2010, for which he was nominated by President George W. Bush. Prior to serving on the Southern District bench, Mr. Robinson held several positions in government. From 1998 to 2001, he served as U.S. Attorney for the District of Connecticut, for which he was nominated by President William J. Clinton. From 1993 to 1995, Mr. Robinson served as the Principal Deputy General Counsel for the Federal Bureau of Investigation. Mr. Robinson has also served in multiple leadership and management roles, including as the Chief Executive Officer of Empower New Haven, a nonprofit agency focused on urban development social services, and from 2002 to 2003, as the Chief Compliance Officer of Aetna U.S. Healthcare, a managed healthcare company, from 1996 to 1998. Mr. Robinson has served as a director of Dycom Industries, Inc., a specialty contracting services company, since January 2022.

“I am delighted to welcome both Nicole and Stephen to the FTI Consulting Board,” said Gerard E. Holthaus, non-executive Chairman of the Board of FTI Consulting. “As a senior legal advisor to multinational corporations, Nicole brings significant regulatory, compliance and government affairs experience to our Board, and with over 35 years of experience across both the public and private sectors, Stephen brings a unique perspective gained from advising clients on their most high-stakes and challenging matters.”

Commenting on her appointment, Ms. Jones said, “I’m proud to be joining FTI Consulting’s Board. I look forward to working with my fellow directors to guide the next chapter of growth and expansion of FTI Consulting.”

Commenting on his appointment, Mr. Robinson said, “I am honored to be joining FTI Consulting’s Board. I am looking forward to leveraging my extensive expertise to support the Company in its growth and strategic initiatives.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,700 employees located in 29 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.78 billion in revenues during fiscal year 2021. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. For more information, visit www.fticonsulting.com.

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